EXHIBIT 4.4

               AMENDED OPTION CERTIFICATE NO. 2/Behanna, David R.
                       WINDSWEPT ENVIRONMENTAL GROUP, INC,
                    Options for the Purchase of Common Stock


     This is to certify that Behanna, David R. has been granted non-qualified stock options ("Options") which entitle her/him to subscribe on the form attached hereto for 93,000 authorized, validly issued, fully paid and non-assessable shares of common stock, $.0001 par value per share, of Windswept Environmental Group, Inc. (the "Company") at a price of $0.375 per share, subject to the terms and conditions set forth herein, upon surrender hereof at the offices of the Company during the exercise period defined below, together with full payment for the shares being purchased and accompanied at the time of each exercise by such executed documents as the Company may reasonably require to ensure that the common stock to be issued upon such exercise will be issued in compliance with applicable federal and state securities laws. Unless this certificate is so surrendered, the Options granted hereby shall be void and the certificate of no value. If exercised in part, upon surrender the Company will amend the option certificate and reissue a certificate to the option holder which represents the remainder of the options not yet exercised. The Company registered the common stock underlying these Options under the Securities Act of 1933, as amended, on or about August 1, 1995 on Form S-8.

     The Options represented hereby are exercisable in whole or in part by Behanna, David R. from time to time prior to March 31, 2000 and are non-transferable (except under the laws of descent and distribution). The holder of this certificate shall not have any of the rights of a stockholder in the Company by virtue of being such holder unless and until the Options are exercised.

     The Options granted hereby shall not be diluted by stock splits, dividends, distributions, recapitalizations or otherwise occurring after the date hereof and, upon such occurrence, appropriate adjustments to the number of Options granted hereby shall be made by the Company.

Effective Date: September 12, 1996
This option certificate reflects a repricing authorized by a Board Resolution dated December 2, 1996 and the exercise of 7,000 Options from an original grant of 100,000 Options.


WINDSWEPT ENVIRONMENTAL GROUP, INC.


/s/ Michael O'Reilly
-------------------------------
MICHAEL O'REILLY
Chairman & CEO


Attest:



/s/ Daniel G. Rosenberg
---------------------------------
Daniel G. Rosenberg
Chief Financial Officer

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                              FORM OF SUBSCRIPTION


TO:  Windswept Environmental Group, Inc.


     The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within certificate, and to purchase thereunder according to its terms, shares of the common stock of Windswept Environmental Group, Inc. (the "Company") at a purchase price per share of $ .375, as provided in the attached Option Certificate, requests that a certificate for such shares be issued in the name of Behanna, David R., and requests that to the extent that all of the options represented by the attached certificate are not being exercised hereby, that the Company issues a new option certificate identical in terms to that attached hereto modified only to reflect the reduction in the number of options outstanding.


Dated:
       ------------------------

Signature of Holder of Options:




Name and address of
Holder of Options (Please Print)








Telephone:

Attest:


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